Exhibit 99.1

AITX’s RAD-R Releases RADCam™ Full Feature List & Cyber Monday Promotional Details

The World’s First Talking Camera, Features Residential Concierge Services

Detroit, Michigan, November 22, 2024 – Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), along with its subsidiary Robotic Assistance Devices Residential, Inc. (RAD-R), is proud to announce the official launch of RADCam, designed to redefine how homeowners interact with their property’s security. Unlike traditional residential surveillance cameras that inundate users with countless alerts, RADCam applies advanced Artificial Intelligence to provide contextual interaction, meaningful engagement, and AI performed S.O.S. service calls.

While typical security cameras have a tendency to flood users’ devices with a steady stream of inactionable motion or human detection alerts, RADCam itself handles much of the required activity around a property.

RADCam, what the Company believes to be the world’s first talking residential camera, is expected to set the new standard for residential security. RADCam can be activated with an intelligent AI driven security operator that can call residents, neighbors, or even law enforcement and have full conversations about what’s on video – even if what’s happening in the video is changing. Full conversational AI that has ‘eyes’ on the situation is a break-through set to redefine how property management systems interact with residents and support services. Best of all RAD-R is offering this service for only $10 per month.

From Friday, November 22, 2024, through Friday, December 6, 2024, RADCam will be available for purchase online at radcam.ai at an exclusive promotional price of just $69, a $30 savings off its introductory price of $99. Even more exciting, customers can bundle and save with a three-piece RADCam package priced at only $199, delivering unmatched value for this groundbreaking technology.

RADCam specifically offers a range of groundbreaking features designed to address the gaps in traditional solutions:

●	Proactive Visitor Engagement: RADCam doesn’t just observe, it interacts with those that it detects. Using advanced AI capabilities, it greets or challenges visitors with natural language inquiries, identifying their intent and addressing the situation accordingly.
●	Intelligent Event Summaries: Instead of overwhelming users with repetitive motion detection alerts, RADCam generates actionable event summaries, delivering concise and relevant updates.

●	Elimination of Alert Fatigue: With its focus on context, RADCam reduces nuisance notifications, ensuring homeowners are only alerted when necessary, such as during package deliveries or potential security risks.
●	AI-Driven Escalation: RADCam is equipped with an optional AI agent, an S.O.S. feature designed to contact law enforcement or designated neighbors or others during escalated situations. Using SARA’s natural language, the system describes events in real-time and requests immediate assistance.

RADCam’s capabilities and speech can be viewed, and heard, in a demonstration video montage at tinyurl.com/radcam-demos.

RADCam vs. Traditional Surveillance Cameras

The current market for residential surveillance cameras is built around the perception of security, often focusing on motion detection systems that fail to provide meaningful insights. This approach results in high rates of “alert fatigue,” often leading homeowners to ignore notifications. RADCam changes that narrative by delivering only relevant updates while taking proactive actions when necessary, ensuring that every alert matters.

RADCam positions itself not as a security tool, but as a household partner, even a concierge, addressing the wants and needs of homeowners through thoughtful AI interactions and a seamless integration into their daily life.

Steve Reinharz, CEO/CTO of AITX and RAD-R, shared his excitement about RADCam’s launch.

“We’ve created a solution that delivers the power of AI to residential security. It’s like Siri or Alexa, yet at your doorstep, and with specific instructions to either handle the person at the door or escalate to authorities for a physical response. RADCam allows homeowners to change how they provide security by merging intelligence, action, and convenience in ways never seen before in this industry.”

RADCam, Security That Acts, Not Just Watches

In addition to its robust AI features, RADCam also includes a host of user-friendly upgrades, including a 1080p HDR imager, IR illuminators for low-light conditions, customizable detection zones, and seamless mobile app integration for iOS and Android devices.

The addition of RADCam to AITX’s broad portfolio underscores the Company’s commitment to innovation in the AI-powered security, safety, and property management sectors. With RADCam, homeowners and small businesses can finally enjoy a security camera that truly works for them, not against them.

RADCam is now available for purchase exclusively online, with more information available on the RADCam website at radcam.ai. For homeowners tired of endless alerts and looking for a smarter, more engaging solution, RADCam represents the next evolution in residential security.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz